Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of Tufin Software Technologies Ltd. of our report dated March 6, 2019, except for the effects of the reverse share split as discussed in Note 2(z) to the consolidated financial statements, as to which the date is April 1, 2019, relating to the financial statements, which appears in the Registration Statement on Form F-1 (No. 333-235325). We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form F-1 (No. 333-235325).

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
December 4, 2019	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel,
P.O Box 50005 Tel-Aviv 6150001 Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il